EXHIBIT 99.1
FOR FURTHER INFORMATION CONTACT:
Stericycle Investor Relations 847-607-2012
Stericycle Media Relations 847-964-2288
Stericycle, Inc. Reports Results For The First Quarter 2024
BANNOCKBURN, Ill., April 25, 2024 - Stericycle, Inc. (Nasdaq: SRCL) today reported results for the first quarter ended March 31, 2024.
Revenues for the first quarter were $664.9 million, a decrease of 2.8% compared to $684.3 million in the first quarter of 2023. Income from operations was $38.9 million compared to $40.0 million in the first quarter of 2023. Net income was $13.1 million, or $0.14 diluted earnings per share, compared to $11.2 million, or $0.12 in the first quarter of 2023. Adjusted income from operations1 was $90.5 million, compared to $84.7 million in the first quarter of 2023. Adjusted diluted earnings per share1 was $0.57 compared to $0.49 in the first quarter of 2023. Cash from operations for the three months ended March 31, 2024 was an outflow of $54.5 million compared to an inflow of $49.5 million in the same period of 2023. Free cash flow2 was an outflow of $97.6 million for the three months ended March 31, 2024, compared to an inflow of $13.1 million in the same period of 2023.
KEY BUSINESS HIGHLIGHTS:
•Achieved adjusted diluted EPS3 of $0.57, an improvement of $0.08 compared to the first quarter of 2023.
•Expanded adjusted EBITDA4 to $116.2 million, an improvement of $4.9 million compared to the first quarter of 2023.
•Grew Regulated Waste and Compliance Services (“RWCS”) organic revenues1 2.1% compared to the first quarter of 2023.
•Completed our previously disclosed workforce reduction in the first quarter of 2024 and are on track to realize an estimated $40-$45 million of in-year cost savings.

“We are pleased with our first quarter results, which reflect improvement in adjusted EBITDA and adjusted EPS, driven by disciplined execution across our key priorities,” said Cindy J. Miller, President and Chief Executive Officer. “We remain on track to achieve our full-year 2024 guidance and long-term outlook.”

1.Adjusted financial measures are Non-GAAP measures and exclude adjusting items as described and reconciled to comparable U.S. GAAP financial measures in the Reconciliation of U.S. GAAP to Non-GAAP Financial Measures contained in this Press Release.
2.Free cash flow is calculated as Net cash from operating activities less Capital expenditures.
3.Earnings per Share (EPS).
4.Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA or AEBITDA).

FIRST QUARTER FINANCIAL RESULTS
U.S. Generally Accepted Accounting Principles (GAAP) Results
•Revenues in the first quarter were $664.9 million compared to $684.3 million in the first quarter of 2023. The decrease was primarily due to divestitures of $17.7 million, which was partially offset by favorable foreign exchange rates of $2.8 million and an acquisition of $0.9 million. Organic revenues in RWCS grew $9.0 million, while Secure Information Destruction (“SID”) organic revenues were lower by $14.4 million. The decline in SID was mainly due to lower commodity-indexed revenues of $19.8 million, which was partially offset by higher SID service revenues of $5.4 million, excluding the impact of fuel and environmental surcharges.
•Income from operations in the first quarter was $38.9 million compared to $40.0 million in the first quarter of 2023. The $1.1 million decrease was mainly due to lower SID commodity-indexed revenues and the corresponding margin flow through impact of $11.9 million, higher adjusting items of $6.9 million, and higher bad debt expense of $3.8 million, primarily due to a lower first quarter of 2023 bad debt expense level as a result of improved North America SID collections. These decreases were mostly offset by cost savings and margin flow through of $14.8 million and lower incentive and stock-based compensation of $5.5 million.
•Net income in the first quarter was $13.1 million, or $0.14 diluted earnings per share, compared to $11.2 million, or $0.12 in the first quarter of 2023. The $1.9 million increase was primarily attributable to lower interest expense of $2.0 million, partially offset by lower income from operations, as explained above.
•Cash from operations for the three months ended March 31, 2024 was an outflow of $54.5 million, compared to an inflow of $49.5 million in the same period of 2023. The year-over-year decrease of $104.0 million was mainly due to an increase in accounts receivable, net of deferred revenues of $63.1 million due to expected billing and collection delays from the prior U.S. RWCS ERP launch in September 2023; higher annual incentive plan payments of $17.1 million; and other net working capital changes of $23.8 million.
•Cash paid for capital expenditures for the three months ended March 31, 2024 was $43.1 million, compared to $36.4 million in the same period of 2023.
Non-GAAP Results1,2
•For the first quarter of 2024, organic revenues1 decreased 0.8%, which excludes the impacts of divestitures, an acquisition, and foreign exchange rates. RWCS organic revenues1 increased 2.1% while SID organic revenues1 decreased 6.3%. The decline in SID was mainly due to lower commodity-indexed revenues of 8.6%, which was partially offset by higher SID service revenues of 2.3%, excluding the impact of fuel and environmental surcharges.
•Adjusted income from operations1 was $90.5 million compared to $84.7 million in the first quarter of 2023. As a percentage of revenues, the 120 basis point increase was mainly due to cost savings and margin flow through of 230 basis points, lower incentive and stock-based compensation of 80 basis points, and the impact of divesting lower margin businesses of 40 basis points. This increase was partially offset by lower SID commodity-indexed revenues and the corresponding margin flow through impact of 180 basis points and higher bad debt expense of 60 basis points, as explained above.
•Adjusted diluted earnings per share1 was $0.57, compared to $0.49 in the first quarter of 2023. Excluding the impacts of divesting lower margin businesses of $0.01, the remaining $0.07 increase was mainly due to cost savings and margin flow through of $0.11; lower taxes, interest, and other of $0.04; and lower incentive and stock-based compensation of $0.04. This increase was partially offset by lower SID commodity indexed revenues and the corresponding margin flow through impact of $0.09 and higher bad debt expense of $0.03, as explained above.
•Free cash flow2 for the three months ended March 31, 2024 was an outflow of $97.6 million compared to an inflow of $13.1 million in the same period of 2023. The $110.7 million decrease was primarily due to lower cash flow from operations of $104.0 million, as explained above, and increased cash paid for capital expenditures of $6.7 million.

1.Adjusted financial measures are Non-GAAP measures and exclude adjusting items as described and reconciled to comparable U.S. GAAP financial measures in the Reconciliation of U.S. GAAP to Non-GAAP Financial Measures contained in this Press Release.
2.Free cash flow is calculated as Net cash from operating activities less Capital expenditures.
3.Earnings per Share (EPS).
4.Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA or AEBITDA).

CONFERENCE CALL INFORMATION
Stericycle is holding its first quarter earnings conference call on Thursday, April 25, 2024, at 8:00 a.m. central time. To access presentation materials, conference call numbers, or listen to the call via an internet webcast, visit investors.stericycle.com.
The first quarter earnings call is being recorded and a replay will be available approximately one hour after the end of the conference call until May 25, 2024. To access a replay of the call, visit investors.stericycle.com.
NON-GAAP FINANCIAL MEASURES
Non-GAAP financial measures are reconciled to the most comparable U.S. GAAP measures in the schedules attached hereto.
ABOUT STERICYCLE
Stericycle, Inc., is a U.S. based business-to-business services company and leading provider of compliance-based solutions that protect people and brands, promote health and well-being and safeguard the environment. Stericycle serves customers in North America and Europe with solutions for regulated waste and compliance services and secure information destruction. For more information about Stericycle, please visit stericycle.com.
SAFE HARBOR STATEMENT
This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as “believes”, “expects”, “anticipates”, “estimates”, “may”, “plan”, “will”, “goal”, or similar expressions, we are making forward-looking statements. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of our management about future events and are therefore subject to risks and uncertainties, which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Factors that could cause such differences include, among others, decreases in the volume of regulated wastes or personal and confidential information collected from customers, disruptions resulting from deployment of systems, disruptions in our supply chain, disruptions in or attacks on data information technology systems, labor shortages, a recession or economic disruption in the U.S. and other countries, changing market conditions in the healthcare industry, competition and demand for services in the regulated waste and secure information destruction industries, SOP pricing volatility or pricing volatility in other commodities, changes in the volume of paper processed by our secure information destruction business and the revenue generated from the sale of SOP, inflationary cost pressure in labor, supply chain, energy, and other expenses, foreign exchange rate volatility in the jurisdictions in which we operate, changes in governmental regulation of the collection, transportation, treatment and disposal of regulated waste or the proper handling and protection of personal and confidential information, the level of government enforcement of regulations governing regulated waste collection and treatment or the proper handling and protection of personal and confidential information, the outcome of pending, future or settled litigation or investigations, self-insurance claims and settlements, charges related to portfolio optimization or the failure of acquisitions or divestitures to achieve the desired results, the obligations to service substantial indebtedness and comply with the covenants and restrictions contained in our credit agreements and Senior Notes, rising interest rates or a downgrade in our credit rating resulting in an increase in interest expense, political, economic, war, and other risks related to our foreign operations, pandemics and the resulting impact on the results of operations, long-term remote work arrangements which may adversely affect our business, restrictions on the ability of our team members to travel, closures of our facilities or the facilities of our customers and suppliers, weather and environmental changes related to climate change, requirements of customers and investors for net carbon zero emissions strategies, and the introduction of regulations for greenhouse gases, which could negatively affect our costs to operate, failure to maintain an effective system of internal control over financial reporting, as well as other factors described in our filings with the SEC, including our 2023 Form 10-K and subsequent Quarterly Reports on Form 10-Q. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We disclaim any obligation to update or revise any forward-looking or other statements contained herein other than in accordance with legal and regulatory obligations.

STERICYCLE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

In millions, except per share data
	Three months ended March 31,
	2024	% Revenues	2023	% Revenues	% Change
Revenues	$664.9	100.0%	$684.3	100.0%	(2.8)%
Cost of revenues	410.0	61.7%	423.3	61.9%	(3.1)%
Gross profit	254.9	38.3%	261.0	38.1%	(2.3)%
Selling, general and administrative expenses	216.0	32.5%	216.0	31.6%	—%
Divestiture losses, net	—	—%	5.0	0.7%	(100.0)%
Income from operations	38.9	5.9%	40.0	5.8%	(2.8)%
Interest expense, net	(18.4)	(2.8)%	(20.4)	(3.0)%	(9.8)%
Other income, net	—	—%	0.2	—%	(100.0)%
Income before income taxes	20.5	3.1%	19.8	2.9%	3.5%
Income tax expense	(7.4)	(1.1)%	(8.5)	(1.2)%	(12.9)%
Net income	13.1	2.0%	11.3	1.7%	15.9%
Net income attributable to noncontrolling interests	—	—%	(0.1)	—%	(100.0)%
Net income attributable to Stericycle, Inc. common shareholders	$13.1	2.0%	$11.2	1.6%	17.0%
Income per common share attributable to Stericycle, Inc. common shareholders:
Basic	$0.14		$0.12		16.7%
Diluted	$0.14		$0.12		16.7%
Weighted average number of common shares outstanding:
Basic	92.6		92.3
Diluted	93.0		92.7
STATISTICS - U.S. GAAP AND NON-GAAP ADJUSTED FINANCIAL MEASURES
(Unaudited)

In millions, except per share data
	Three months ended March 31,
	2024	% Revenues	2023	% Revenues
Statistics - U.S. GAAP
Effective tax rate	36.1%		42.9%
Statistics - Adjusted (1)
Adjusted gross profit	$257.1	38.7%	$261.0	38.1%
Adjusted selling, general and administrative expenses	$166.6	25.1%	$176.3	25.8%
Adjusted income from operations	$90.5	13.6%	$84.7	12.4%
Adjusted EBITDA	$116.2	17.5%	$111.3	16.3%
Adjusted net income attributable to common shareholders	$53.1	8.0%	$45.5	6.6%
Adjusted effective tax rate	26.4%		29.5%
Adjusted diluted earnings per share	$0.57		$0.49
Adjusted diluted shares outstanding	93.0		92.7
(1)Adjusted financial measures are Non-GAAP measures and exclude adjusting items as described and reconciled to comparable U.S. GAAP financial measures in the Reconciliation of U.S. GAAP to Non-GAAP Financial Measures contained in this Press Release.

STERICYCLE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

In millions, except per share data
	March 31, 2024	December 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$31.0	$35.3
Accounts receivable, less allowance for doubtful accounts of $47.2 in 2024 and $44.7 in 2023	616.4	553.9
Prepaid expenses	33.6	31.6
Other current assets	47.8	50.7
Total Current Assets	728.8	671.5
Property, plant and equipment, less accumulated depreciation of $680.2 in 2024 and $675.4 in 2023	722.6	708.3
Operating lease right-of-use assets	497.2	464.3
Goodwill	2,758.0	2,755.6
Intangible assets, less accumulated amortization of $948.8 in 2024 and $925.8 in 2023	661.3	686.5
Other assets	67.8	66.4
Total Assets	$5,435.7	$5,352.6
LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$17.3	$19.6
Bank overdrafts	—	1.0
Accounts payable	198.3	212.1
Accrued liabilities	210.9	259.5
Operating lease liabilities	109.1	105.4
Deferred revenues	70.1	72.6
Other current liabilities	49.2	47.8
Total Current Liabilities	654.9	718.0
Long-term debt, net	1,398.6	1,277.8
Long-term operating lease liabilities	407.8	378.9
Deferred income taxes	417.0	420.5
Other liabilities	34.3	34.5
Total Liabilities	2,912.6	2,829.7

Commitments and contingencies

EQUITY
Common stock (par value $0.01 per share, 120.0 shares authorized, 92.8 and 92.6 issued and outstanding in 2024 and 2023, respectively)	0.9	0.9
Additional paid-in capital	1,315.3	1,316.7
Retained earnings	1,402.5	1,389.4
Accumulated other comprehensive loss	(196.0)	(184.5)
Total Stericycle, Inc.’s Equity	2,522.7	2,522.5
Noncontrolling interests	0.4	0.4
Total Equity	2,523.1	2,522.9
Total Liabilities and Equity	$5,435.7	$5,352.6

STERICYCLE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

In millions
	Three Months Ended March 31,
	2024	2023
OPERATING ACTIVITIES:
Net income	$13.1	$11.3
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	25.7	26.6
Intangible amortization	27.8	28.2
Stock-based compensation expense	2.7	6.9
Deferred income taxes	(2.7)	4.7
Divestiture losses, net	—	5.0
Asset impairments, loss (gain) on disposal of property plant and equipment and other charges	1.0	(0.4)
Other, net	1.3	0.5
Changes in operating assets and liabilities:
Accounts receivable	(64.4)	(4.4)
Prepaid expenses	(2.1)	(1.4)
Accounts payable	(12.5)	(6.3)
Accrued liabilities	(41.1)	(17.4)
Deferred revenues	(2.4)	0.7
Other assets and liabilities	(0.9)	(4.5)
Net cash from operating activities	(54.5)	49.5
INVESTING ACTIVITIES:
Capital expenditures	(43.1)	(36.4)
(Payments) proceeds from (acquisition) divestiture of businesses, net	(14.0)	0.9
Other, net	0.3	1.0
Net cash from investing activities	(56.8)	(34.5)
FINANCING ACTIVITIES:
Repayments of long-term debt and other obligations	(5.7)	(7.8)
Repayments of foreign bank debt	—	(0.1)
Repayments of senior notes	(600.0)	—
Proceeds from credit facility	951.0	286.9
Repayments of credit facility	(228.1)	(283.0)
Repayments of bank overdrafts, net	(0.9)	(0.5)
Payments of finance lease obligations	(0.6)	(0.7)
Proceeds from issuance of common stock, net of (payments of) taxes from withheld shares	(6.4)	(4.9)
Payments to noncontrolling interest	—	(1.5)
Net cash from financing activities	109.3	(11.6)
Effect of exchange rate changes on cash and cash equivalents	(2.3)	0.6
Net change in cash and cash equivalents	(4.3)	4.0
Cash and cash equivalents at beginning of period	35.3	56.0
Cash and cash equivalents at end of period	$31.0	$60.0

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid, net of capitalized interest	$35.1	$32.8
Income taxes paid, net	$4.9	$0.4
Capital expenditures in Accounts payable	$22.7	$18.8
Free Cash Flow (1)	$(97.6)	$13.1
(1)Free Cash Flow is calculated as Net cash from operating activities less Capital expenditures.

Table 1–A: REVENUE CHANGES BY SERVICE AND SEGMENT (UNAUDITED) –
THREE MONTHS ENDED MARCH 31, 2024 and 2023

	Three months ended March 31,
	In millions				Components of Change (%)(1)
	2024	2023	Change ($)	Change (%)	Organic Growth(2)	Acquisition	Divestitures	Foreign Exchange(3)
Revenue by Service
Regulated Waste and Compliance Services	$447.8	$451.3	$(3.5)	(0.8)%	2.1%	0.2%	(3.5)%	0.5%
Secure Information Destruction Services	217.1	233.0	(15.9)	(6.8)%	(6.3)%	0.1%	(1.1)%	0.3%
Total Revenues	$664.9	$684.3	$(19.4)	(2.8)%	(0.8)%	0.1%	(2.7)%	0.4%
North America
Regulated Waste and Compliance Services	$376.5	$368.7	$7.8	2.1%	1.9%	0.2%	—%	—%
Secure Information Destruction Services	192.7	204.7	(12.0)	(5.9)%	(6.0)%	0.1%	—%	—%
Total North America Segment	$569.2	$573.4	$(4.2)	(0.7)%	(0.9)%	0.2%	—%	—%
International
Regulated Waste and Compliance Services	$71.3	$82.6	$(11.3)	(13.7)%	3.0%	—%	(18.5)%	2.3%
Secure Information Destruction Services	24.4	28.3	(3.9)	(13.8)%	(8.4)%	—%	(8.7)%	2.7%
Total International Segment	$95.7	$110.9	$(15.2)	(13.7)%	(0.2)%	—%	(16.0)%	2.4%
See footnote descriptions below Table 1 – B
Table 1–B: COMPONENTS OF REVENUE CHANGE IN DOLLARS (UNAUDITED)

(In millions)
Three Months Ended March 31, 2024
Organic Growth (2)	$(5.4)
Acquisition	0.9
Divestitures	(17.7)
Foreign exchange (3)	2.8
Total Change	$(19.4)
(1)Components of Change (%) in summation may not crossfoot to the total Change (%) due to rounding.
(2)Organic growth is change in Revenues which includes SOP pricing and volume and excludes impacts of divestitures, an acquisition, and foreign exchange rates.
(3)The comparisons at constant currency rates (foreign exchange) reflect comparative local currency balances at prior period’s foreign exchange rates. Stericycle calculated these percentages by taking current period reported Revenues less the respective prior period reported Revenues, divided by the prior period reported Revenues, all at the respective prior period’s foreign exchange rates. This measure provides information on the change in Revenues assuming that foreign currency exchange rates have not changed between the prior and the current period. Management believes this measure aids in the understanding of changes in Revenues without the impact of foreign currency.

RECONCILIATION OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)
Table 2-A: THREE MONTHS ENDED MARCH 31, 2024 and 2023

(In millions, except per share data)
	Three Months Ended March 31, 2024
	Gross Profit	Selling, General and Administrative Expenses	Income from Operations	Net Income Attributable to Common Shareholders [c]	Diluted Earnings Per Share
U.S. GAAP Financial Measures	$254.9	$216.0	$38.9	$13.1	$0.14
Adjustments:
ERP and System Modernization [1]	—	(4.4)	4.4	3.7	0.04
Intangible Amortization [2]	—	(27.8)	27.8	21.5	0.23
Operational Optimization [3]	2.2	(3.4)	5.6	4.2	0.05
Portfolio Optimization [4]	—	(1.6)	1.6	1.2	0.01
Litigation, Settlements and Regulatory Compliance [5]	—	(12.2)	12.2	9.4	0.10
Total Adjustments	2.2	(49.4)	51.6	40.0	0.43
Adjusted Financial Measures [a]	$257.1	$166.6	$90.5	$53.1	$0.57
Depreciation			25.7
Adjusted EBITDA [b]			$116.2

(In millions, except per share data)
	Three Months Ended March 31, 2023
	Gross Profit	Selling, General and Administrative Expenses	Income from Operations	Net Income Attributable to Common Shareholders [c]	Diluted Earnings Per Share
U.S. GAAP Financial Measures	$261.0	$216.0	$40.0	$11.2	$0.12
Adjustments:
ERP and System Modernization [1]	—	(2.7)	2.7	2.1	0.02
Intangible Amortization [2]	—	(28.2)	28.2	21.9	0.24
Operational Optimization [3]	—	—	—	—	—
Portfolio Optimization [4]	—	(0.6)	5.6	5.4	0.06
Litigation, Settlements and Regulatory Compliance [5]	—	(8.2)	8.2	4.9	0.05
Total Adjustments	—	(39.7)	44.7	34.3	0.37
Adjusted Financial Measures [a]	$261.0	$176.3	$84.7	$45.5	$0.49
Depreciation			26.6
Adjusted EBITDA [b]			$111.3

(In millions, except per share data)
	First Quarter 2024 Change Compared to First Quarter 2023
	Gross Profit	Selling, General and Administrative Expenses	Income from Operations	Net Income Attributable to Common Shareholders	Diluted Earnings Per Share
U.S. GAAP Financial Measures	$(6.1)	$—	$(1.1)	$1.9	$0.02
Adjustments:
ERP and System Modernization	—	(1.7)	1.7	1.6	0.02
Intangible Amortization	—	0.4	(0.4)	(0.4)	(0.01)
Operational Optimization	2.2	(3.4)	5.6	4.2	0.05
Portfolio Optimization	—	(1.0)	(4.0)	(4.2)	(0.05)
Litigation, Settlements and Regulatory Compliance	—	(4.0)	4.0	4.5	0.05
Total Adjustments	2.2	(9.7)	6.9	5.7	0.06
Adjusted Financial Measures	$(3.9)	$(9.7)	$5.8	$7.6	$0.08
Depreciation			(0.9)
Adjusted EBITDA			$4.9

The following table provides adjustments to Income from operations categorized as follows:

(In millions)
	Three Months Ended March 31,
	2024	2023
Non-Cash Related [6]	$28.7	$33.1
Cash Related	22.9	11.6
Total	$51.6	$44.7
U.S. GAAP results for the three months ended March 31, 2024 and 2023 include:
1.ERP and System Modernization: In 2024 and 2023, Selling, General, and Administrative expenses (“SG&A”) includes consulting and professional fees related to our ERP and system modernization.
2.Intangible Amortization: Intangible amortization expense from acquisitions.
3.Operational Optimization: 2024 includes $2.2 million of operational optimization in Cost of Revenues (“COR”) and $3.4 million of operational optimization in SG&A primarily related to severance associated with headcount reduction, split between North America and International segments.
4.Portfolio Optimization: Divestitures losses, net for the three months ended March 31, 2023 includes a $5.0 million loss (inclusive of $0.1 million related to deal costs) related to the divestiture of our International container manufacturing operations. In 2024 and 2023, SG&A includes primarily consulting and professional fees associated with our Portfolio Optimization efforts of $1.6 million and $0.6 million, respectively.
5.Litigation, Settlements, and Regulatory Compliance: In 2024 and 2023, SG&A includes $9.3 million (which includes FCPA monitor related fees of $0.7 million) and $14.2 million (which includes FCPA monitor related fees of $3.4 million), respectively, of primarily consulting and professional fees and estimated contingent liability provisions related to certain litigation, settlement and regulatory compliance matters. Additionally, 2024 includes an estimated aggregate provision of $2.9 million associated with multi-year state unemployment tax matters. Additionally, 2023 includes a value-added tax reclaim credit of $6.0 million.
6.Non-Cash Related Adjustments: In 2024 and 2023, non-cash related adjustments include $28.7 million and $33.1 million, respectively, consisting of intangible amortization, portfolio optimization, and asset impairment items.
a.The Non-GAAP financial measures contained in this press release are reconciled to the most comparable measures calculated in accordance with U.S. GAAP in the schedules attached to this release. Management believes the Non-GAAP financial measures are useful measures of Stericycle’s performance because they provide additional information about Stericycle’s operations and exclude certain adjusting items, allowing better evaluation of underlying business performance and better period-to-period comparability. The Non-GAAP financial measures contained in this press release may not be calculated in the same manner as certain other Non-GAAP financial measures and are used solely to evaluate management’s performance for incentive compensation purposes. All Non-GAAP financial measures are intended to supplement the applicable U.S. GAAP measures and should not be considered in isolation from, or a replacement for, financial measures prepared in accordance with U.S. GAAP and may not be comparable to or calculated in the same manner as Non-GAAP financial measures published by other companies.
b.Adjusted Earnings Before Interest, Tax, Depreciation and Amortization (Adjusted EBITDA) is Income from operations excluding certain adjusting items, depreciation and intangible amortization.
c.Under the Net Income Attributable to Common Shareholders column, adjustments are shown net of tax in aggregate of $11.6 million and $10.4 million for the three months ended March 31, 2024 and 2023, respectively, based on applying the statutory tax rate for the jurisdictions in which the adjustment occurred or, by adjusting the tax effect to consider the impact of applying an annual effective tax rate on an interim basis. For purposes of reconciling adjusted diluted earnings per share with respect to taxes period-over-period, the company utilizes a “rate approach” to highlight the impact of the adjusted tax rate. It is computed by multiplying the prior period adjusted rate by the current period adjusted income before taxes to determine the expected tax expense. Such expected tax expense is then compared to actual tax expense. Expected tax in excess of actual tax variance is favorable; actual tax in excess of expected tax variance is unfavorable. The variance divided by diluted shares outstanding at the end of the period yields the impact on earnings per share. Management believes the use of this measure best aids in explaining the impact of a changing tax rate.